EXHIBIT 23.1 CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement on Form S-8 pertaining to the Fort James Corporation MIP Bonus Deferral Plan (the "Registration Statement"), of our report dated February 3, 1998, on our audits of the consolidated financial statements of Fort James Corporation ("Fort James") as of December 28, 1997, and December 29, 1996, and for each of the three fiscal years in the period ended December 28, 1997, which report is included in the Annual Report on Form 10-K of Fort James for the year ended December 28, 1997.


/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
October 29, 1998